EXHIBIT 99.1

Dear Stockholder:

I am the Chairman of POZEN’s Compensation Committee and am writing to let you know that we value the input of our stockholders.  Although the ‘say on pay’ proposal in our 2013 proxy was approved, a favorable vote of approximately 54% was not a level of approval acceptable to us. In 2013, the Compensation Committee commissioned a third party to contact institutional stockholders that collectively own >50% of the outstanding shares held by the non-affiliates in an effort to understand any concerns they had regarding our executive compensation program.  In addition, consistent with the Compensation Committee’s normal practice, we engaged an independent compensation consultant, Radford, to benchmark the pay of all our executive officers, including our CEO, against a peer group of comparable companies.

The feedback we received indicates that there was some concern regarding the alignment of executive pay and stockholder return, particularly with respect to the compensation of our CEO, Dr. John Plachetka.  Based on the factors I will describe in this letter, the Compensation Committee believes Dr. Plachetka is fairly compensated and compensating him fairly is in the best interest of the stockholders.

POZEN’s Board of Directors believe that Dr. Plachetka possesses a unique set of skills which, when coupled with his 18 years of tenure in the position, allows POZEN to operate its model efficiently.  Quite simply, we believe the model could not operate in his absence without the addition of several senior executives in different functional areas.  Compared to that alternative, the Board of Directors believes that the total compensation paid to Dr. Plachetka is not only fair, but represents a significant savings in total expenditures to POZEN stockholders.

Specifically, compared to other comparable companies, Dr. Plachetka uniquely functions as the Chairman of the Board of Directors, President, CEO, and Chief Scientific Officer at POZEN and is at the heart of the POZEN ”outsource development model.”  This model allows POZEN to develop new pharmaceutical products with a minimum of infrastructure and generally less than 30 employees.  He also plays a key role in ongoing product creation and development.  In fact, all POZEN products, including Treximet®, VIMOVO®, and the PA product franchise, are covered by patents on which he is sole or a named inventor.  His 30+ years of drug development experience has enabled him to successfully negotiate key elements of the development programs with FDA and regulatory authorities in other countries.  Finally, under his leadership, POZEN has received FDA approval for two products within the past 6 years and has a third under review by FDA.

Lastly, the POZEN Board of Directors and many of the individual stockholders with whom the Company has spoken, believe that the interests of stockholders and Dr. Plachetka, who is the beneficial owner of almost 14% of the outstanding stock and the single largest stockholder of the Company, are closely aligned, perhaps more so than in most comparable companies.

To demonstrate our commitment to stockholder return, we initiated several steps to improve stockholder return going forward, one of which was a distribution of $1.75 per share in December 2013 that represented a tax-efficient return of capital to stockholders. In addition, we are pleased to report that in 2013, shares of the Company rose from $5.01 to $9.85 (before the effect of the distribution), which we believe is attributable to continuing progress with our PA program, signing a major license agreement with Sanofi US, transitioning VIMOVO in the U.S. to Horizon Pharma, and announcing a revised corporate strategy.  Specifically, under our new strategy, POZEN will not undertake any new development programs unless fully paid for by a third party, will reduce expenses to as low as possible going forward while continuing to meet our contractual and legal obligations, and will explore ways to continue to distribute excess cash to stockholders in a tax-efficient manner.

In addition, we decided that changes in the area of compensation governance would also be responsive to the stockholders, so we adopted the following actions and policies which are highlighted in this proxy:

•	Allocated a portion of the 2014 annual equity award for certain of our executive officers to performance-based grants that vest on significant corporate achievements;
•	A 6x pay common stock holding requirement for the CEO;
•	An equity reward retention requirement policy of 50% of net awards;
•	A clawback policy to reclaim any cash bonus awards in the event of a restatement of the financial statements; and
•	An amended insider trading policy that prohibits any hedging or pledging of company stock by employees.

In closing, I want to assure all of POZEN’s stockholders that we heard your message, we evaluated the situation, and we believe we have taken steps to address your concerns.  We will continue to seek your input in the future. Recently, I reached out to certain of our stockholders to continue the dialogue.  Our belief is that POZEN is on the right track, and that under Dr. Plachetka’s creative and efficient leadership, POZEN has achieved what very few small companies have---two FDA approved products in 6 years, a third under review, a one-time special distribution of nearly 18% in 2013, and a commitment to continue to minimize expenses and maximize stockholder return going forward.

We thank you for your continued support of POZEN.

Sincerely,

Kenneth B Lee, Jr.
Member Board of Directors, POZEN Inc.
Chairman of POZEN Inc. Compensation Committee
Lead Independent Director